Exhibit 10.74

TERMINATION AGREEMENT

This agreement for the termination of the “Supply Agreement” between Anesiva, Inc and PowderMed, Ltd (the “Parties”) (originally the Supply Agreement between AlgoRx Pharmaceuticals, Inc. and PowderJect Technologies Ltd.) dated March 22nd, 2002 (as amended) is made and entered into as of the 18th day of December, 2008 (the “Effective Date”).

WHEREAS, Anesiva and PowderMed are parties to a Supply Agreement (originally the Supply Agreement between AlgoRx Pharmaceuticals, Inc and PowderJect Technologies Ltd.) dated March 22, 2002 (as amended) (“the Agreement”);

WHEREAS, PowderMed and BOC are parties to a Services, Manufacture and Supply Agreement dated February 21, 2003 (the “SMSA”);

WHEREAS, PowderMed currently supplies certain gas microcylinders to Anesiva for the manufacture of certain of Anesiva’s products, in particular the product known as Zingo™;

WHEREAS, Anesiva has informed PowderMed that it will no longer produce and commercialize the product Zingo™ and has asked PowderMed to immediately cease the supply of gas microcylinders as provided under the terms of the Agreement;

WHEREAS, PowderMed and Anesiva desire to effect the termination of the Agreement and the SMSA under certain conditions mutually agreed upon and detailed herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	The Agreement is hereby terminated as of the Effective Date.

2.	Upon termination of the Agreement, POWDERMED will forego its ongoing right to the 5% royalty payment under section 3.1 of the License Agreement dated March 22, 2002 (as amended) between the Parties.

3.	POWDERMED will cause the SMSA to be terminated, and upon termination of the SMSA, POWDERMED will grant ANESIVA a non-exclusive, worldwide, royalty-free sublicense (with rights to further sublicenses upon POWDERMED’s prior consent) under Intellectual Property Rights in the Gas Supply System, that becomes licensed to POWDERMED by BOC or its Affiliates pursuant to the SMSA at any time prior to or after the effective date of termination of the BOC SMSA, to the extent necessary to manufacture and/or have manufactured gas microcylinders and/or devices containing gas microcylinders.

4.

Upon termination of the Agreement, POWDERMED will forego the existing financial commitment of ANESIVA for the 2nd, 3rd and 4th quarters of 2008 purchase orders which were already invoiced or currently in the process of being invoiced to ANESIVA (invoice 1000003524 for the amount of $446,515.20 to cover order 6891 and invoice 1000003541 for the amount of $852,028.80 to cover orders 7445, 7954, together with the royalty payment agreed for the amount of $6,000).

5.	ANESIVA will provide POWDERMED, within 30 days of the Effective date, a notification indicating whether or not ANESIVA would like to have the equipment used in the manufacturing of gas microcylinders transferred to ANESIVA under the conditions set forth in section 6. If ANESIVA chooses not to want the equipment, POWDERMED will have the right to dispose of the equipment as it sees fit and at its sole discretion.

6.	Upon termination of the SMSA and if requested by ANESIVA pursuant to Section 5, POWDERMED will provide ANESIVA, to the extent POWDERMED is able, access to the equipment (pilot and commercial lines). ANESIVA expressly acknowledges and agrees that the equipment is available on an “as is” basis and that no representations, warranties or any other undertakings of whatever nature (whether express or implied) are being made by POWDERMED with respect to the equipment and accordingly POWDERMED will not be held liable whatsoever with respect to such equipment. All ongoing costs relating to the maintenance, storage or use of the equipment shall henceforth be borne by ANESIVA.

7.	Upon termination of the SMSA, POWDERMED will provide reasonable assistance and technical support for the transfer of manufacturing know-how of gas microcylinders to ANESIVA which must occur at a time not later than March 31, 2009.

8.	Upon termination of the SMSA, POWDERMED will provide ANESIVA with the records and samples that relate to gas microcylinders already manufactured and delivered to ANESIVA.

9.	Upon termination of the Agreement, ANESIVA will immediately release and discharge POWDERMED and all of its Affiliates of all obligations under the Agreement including but not limited to accrued rights and/or surviving obligations under Section 9.5 of the Agreement.

10.	Upon termination of the Agreement, POWDERMED will indemnify and shall keep indemnified ANESIVA against any and all liability, costs, damages and claims made against ANESIVA resulting from or arising out of the negligence or willful misconduct of POWDERMED or its officers, directors, employees, or agents that occurred during the term of the Agreement.

11.	Upon termination of the Agreement, ANESIVA will indemnify and shall keep indemnified POWDERMED against any and all liability, costs, damages and claims made against POWDERMED in connection with any act or omission by ANESIVA occurring after termination of the Agreement and against any and all claims resulting from and arising out of the use of the gas micro-cylinders supplied to ANESIVA (except to the extent that the harm was caused by a gas microcylinder that was defective upon delivery or that did not conform to the specifications) and/or resulting from or arising out of the negligence or willful misconduct of ANESIVA or its officers, directors, employees, or agents before termination of the Agreement.

12.	The Parties agree that this “Termination Agreement” shall be governed by and construed in accordance with the laws of the United Kingdom without reference to its choice of law principles.

IN WITNESS WHEREOF, the Parties have executed this Agreement the date and year first above written.

Executed by	Executed by
POWDERMED, LTD.	ANESIVA, INC.
Ramsgate Road, Sandwich,	650 Gateway Boulevard
Kent CT13 9NJ	So. San Francisco, CA 94080

/s/ Annette Doherty	/s/ Jean Viret
Name of authorized officer	Name of authorized officer
Sandwich Site Leader	Jean Viret
22/12/08	Vice President and Chief
Financial Officer